June 12, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Only Nature’s Best International, Inc.
File#	000-51189

Dear Sir/Madam:

This is to confirm that the client-auditor relationship between Only Nature’s Best International, Inc. and Gately & Associates, LLC ceased as of June 11, 2007 in regards to all accounting and auditing services and all quarterly reports up through and including October 31, 2006. For the period from February 2, 2005 (inception) to October 31, 2006, and from the subsequent interim period from October 31, 2006 through Gately & Associates, LLC’s dismissal on June 11, 2007, there has been no disagreement between the Company and Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gately & Associates, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Amended Form 8K dated June 12, 2007 of Only Natures’s Best, International, Inc., filed with the Securities and Exchange Commission and am in agreement with the statements contained therein.

GATELY & ASSOCIATES, LLC

/s/ Gately & Associates, LLC